HALE AND DORR
                            Counsellors At Law

               60 State Street, Boston, Massachusetts  02109
                      617-526-6000   Fax 617-526-5000


                                             February 28, 1996

Goldman Sachs Money Market Trust
4900 Sears Tower
Chicago, Illinois  60606

     Re:  Rule 24f-2 Notice

Ladies and Gentlemen:

     Goldman Sachs Money Market Trust (originally, Institutional Liquid Assets) (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated December 6, 1978, and executed and delivered on such date in Boston, Massachusetts, as amended on April 23, 1980, October 27, 1981, November 10, 1987, March 27, 1989, September 30, 1989,
January 12, 1990, April 19, 1990, January 7, 1991, October 14, 1994, November 3, 1994 and December 20, 1995 (as so amended, the "Declaration"). The beneficial interests thereunder are represented by units of beneficial interest, $.001 par value.

     The Trustees of the Trust have the powers set forth in the Declaration, subject to the terms, provisions and conditions therein provided. Pursuant to Article IV, Section 4.1 of the Declaration, it is provided that the number of units of beneficial interest authorized to be issued under the Declaration is unlimited and that the Trustees are authorized to divide the units into one or more series of units and one or more classes thereof as they deem necessary or desirable. Pursuant to Article IV, Section 4.1 of the Declaration, the Trustees may issue units of any series or class for such consideration and on such terms as they may determine (or for no consideration if pursuant to a unit dividend or split-up) without action or approval of the unitholders.

     Pursuant to Article IV, Section 4.2 of the Declaration, the Trustees established separate series of units. These series include Prime Obligations Portfolio, Government Portfolio, Treasury Instruments Portfolio, Treasury Obligations Portfolio, Money Market Portfolio, Federal Portfolio, Tax-Exempt Diversified Portfolio, Tax-Exempt California Portfolio and Tax-Exempt New York Portfolio. These units are further divided into three classes designated "ILA Units", "ILA Administration Units" and "ILA Service Units". The other series of the Trust include Financial Square Treasury Obligations Fund, Financial Square Prime Obligations Fund, Financial Square Government Fund, Financial Square Money Market Fund and Financial Square Tax-Free Money Market Fund. These series are further divided into three classes designated "FST Shares", "FST Administration Shares" and "FST Service Shares".

     By resolution adopted on April 28, 1992, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer from time to time to determine the appropriate number of units to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such units.

     We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of units of beneficial interest under the Securities Act of 1933. We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24f-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 151,899,486,865 units of beneficial interest of the Trust (the "Units") sold in reliance upon said Rule 24f-2 during the fiscal year ended December 31, 1995.

     We have examined the Agreement and Declaration of Trust, a certificate of the Treasurer of the Trust to the effect that the Trust or its agent received the consideration for each of the Units in accordance with the terms of the Declaration, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfactions, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     For purposes of this opinion, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state of federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the nonassessability of the units of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business Trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration disclaims unitholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the Units has been duly taken, and that the Units were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                        Very truly yours,

                                        Hale and Dorr

                                        Hale and Dorr